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                                                                    EXHIBIT 99.1

                                October 27, 2005


Mr. Mark Schwarz
Managing Member
Newcastle Partners, L.P.
300 Crescent Court, Suite 1110
Dallas, TX 75201

Dr. Mr. Schwarz:

         I am writing on behalf of the Special Committee of the Board of Directors of Whitehall Jewellers, Inc., in response to your letter dated October 26, 2005, in which Newcastle offered to acquire Whitehall through an appropriate acquisition entity by merger or otherwise, for $1.10 per share in total.

         This letter is to advise you that, on advice of our financial advisors and counsel, the Board has determined it cannot conclude, from the information provided in your letter to the Board, through its Special Committee, that your proposal is reasonably likely to result in a Superior Proposal, within the meaning of the exclusivity provision of the Securities Purchase Agreement dated as of October 3, 2005.

         We thank you for your proposal and appreciate your interest in Whitehall.



                                                 Yours truly,



                                                 Daniel Levy